Exhibit 19.1
Piedmont Lithium Inc.

INSIDER TRADING POLICY
(Last amended December 11, 2024)
I. INTRODUCTION
Federal and state laws prohibit buying, selling or making other transfers of securities by persons who have material information that is not generally known or available to the public about such securities. These laws also prohibit persons with such material nonpublic information from disclosing this information to others who trade.
Who Is Subject to this Policy. Piedmont Lithium Inc. (the “Company”) has adopted the following policy (this “Policy”) regarding trading in securities by all of its directors, officers and employees. This Policy also applies to contractors or consultants who have access to Material Nonpublic Information (as defined below) about the Company and Company securities (as defined below) and who are so notified by the Company (together with directors, officers and employees, “Company Personnel”). In addition, this Policy also applies to family members who reside with the Company Personnel, anyone else who lives in the Company Personnel’s household (other than household employees) and any family members who do not live in the household but whose transactions in Company securities are directed by the Company Personnel or are subject to the Company Personnel’s influence or control, such as parents or children who consult with the Company Personnel before they trade in Company securities (collectively referred to as “Family Members”). Finally, this Policy also applies to corporations or other business entities controlled or managed by the Company Personnel or the Family Members, and trusts over which the Company Personnel or the Family Members have investment control (collectively referred to as “Controlled Entities” and, together with Company Personnel and Family Members, “Insiders”). For the avoidance of doubt, Section II.D of this Policy applies to Restricted Persons (as defined below) only.
Which Securities Are Subject to this Policy. “Securities” include common stock, options to purchase common stock, restricted stock or restricted stock units or any other type of securities that Company may issue from time to time, including but not limited to preferred stock and convertible debentures, as well as derivative securities relating to the Company but that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities (collectively, “Company securities”).
Individual Responsibility. You are responsible for ensuring that you as well as your Family Members and applicable Controlled Entities do not violate federal or state securities laws or this Policy. We designed this Policy to promote compliance with the federal securities laws and to protect the Company and you from the serious liabilities and penalties that can result from violations of these laws.

Exhibit 19.1
Consequences for Violating Insider Trading Laws.
If you violate the insider trading laws, you may have to pay civil fines for up to three times the profit gained or loss avoided by such trading, as well as criminal fines of up to $5 million. You also may be subject to criminal charges and may have to serve a jail sentence of up to 20 years. In addition, the Company may face civil penalties up to the greater of $1 million, or three times the profit gained or loss avoided as a result of your insider trading violations, as well as criminal fines of up to $25 million.
Both the Securities and Exchange Commission (“SEC”) and The Nasdaq Stock Market (“Nasdaq”) are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. Therefore, it is important that you understand the breadth of activities that constitute illegal insider trading. This Policy sets out the Company’s policy in the area of insider trading and should be read carefully and complied with fully.
Administrative Provisions. This Policy will be reviewed, evaluated and revised by the Company from time to time in light of regulatory changes, developments in the Company’s business and other factors.
II. POLICIES AND PROCEDURES
A. Statement of Policy
1. General Prohibition. Subject to the exceptions set forth in this Policy, an Insider may not buy, sell, gift or otherwise trade in Company securities when the Insider has Material Nonpublic Information about the Company or Company securities. In addition, Insiders may not buy, sell, gift or otherwise trade in securities of another company with which the Company has a pre-existing or prospective relationship, such as the Company’s customers, vendors or suppliers and any other company with which the Company does business or is negotiating a major transaction (“Business Partners”), at any time when the Insider has Material Nonpublic Information about that company or that company’s securities and that information has been obtained by the Insider in the course of performing services on the Company’s behalf.
2. No Tipping. An Insider may not convey Material Nonpublic Information about the Company or any Business Partner to anyone else, including Family Members, unless specifically authorized in accordance with Company policies (such as the Company’s Guidelines For Public Disclosures And Communications With The Investment Community) as further discussed below. An Insider also may not suggest that anyone purchase, sell or gift any company’s securities while the Insider is aware of Material Nonpublic Information about that company or its securities. These practices, known as “tipping,” also violate the U.S. securities laws and can result in the same civil and criminal penalties that apply if an Insider engages in insider trading directly, even if the Insider does not receive any money or derive any benefit from trades made by persons to whom the Insider passed Material

Exhibit 19.1
Nonpublic Information. This Policy against “tipping” applies to information about the Company and its securities, as well as to information about Business Partners, when an Insider obtains Material Nonpublic Information about such other company in the course of the Insider performing services on the Company’s behalf. Persons with whom the Insider has a history, pattern or practice of sharing confidences—such as Family Members, close friends and financial and personal counselors—may be presumed to act on the basis of information known to the Insider; therefore, special care should be taken so that Material Nonpublic Information is not disclosed to such persons. Notwithstanding the foregoing, this Policy does not restrict legitimate business communications on a “need to know” basis. Material Nonpublic Information, however, should not be disclosed to persons outside the Company unless Company Personnel is specifically authorized to disclose such information and, if applicable and appropriate, the person receiving the information has agreed, in writing, to keep the information confidential. For additional information, please see the Company’s Guidelines For Public Disclosures And Communications With The Investment Community.
3. No Speculative Trading. It is against Company policy for Insiders to engage in speculative transactions in Company securities. As such, Insiders may not engage in: (a) short sales of Company securities (selling Company securities you do not own); (b) transactions involving publicly traded options or other derivatives, such as trading in puts or calls with respect to Company securities; and (c) other hedging transactions with respect to Company securities (such as “cashless” collars, forward sales, equity swaps and other similar arrangements). Additionally, because Company securities held in a margin account or pledged as collateral may be sold without the Insider’s consent, if an individual fails to meet a margin call or if he or she defaults on a loan, a margin or foreclosure sale may result in unlawful insider trading. Because of this danger, Insiders are prohibited from including Company securities in a margin account or pledging Company securities as collateral for a loan. Broker-assisted cashless exercises and other similar transactions under the Company’s equity compensation plans are not subject to these prohibitions.
4. Company Transactions. From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in Company securities; provided that, transactions under the Company’s equity-based compensation plans and programs will be subject to the terms of such plans and associated award agreements.
5. Meaning of “Transaction” or “Trade/Trading.” For purposes of this Policy, references to “trade,” “trading” and “transactions” includes, among other things:
•purchases and sales of Company securities in public markets;
•sales of Company securities obtained through the exercise of employee stock options granted by the Company, including broker-assisted cashless exercises;
•making gifts of Company securities; and

Exhibit 19.1
•using Company securities to secure a loan.
Conversely, for purposes of this Policy, references to “trade,” “trading” and “transactions” do not include:
•the exercise of Company stock options if (a) no shares are to be sold to third parties (e.g., using cash) or (b) there is only a “net exercise” (defined as the Company withholding shares to satisfy your tax obligations or to cover the exercise price or equivalent), except the exercise is still subject to pre-clearance procedures described below;
•the vesting of Company stock options or the delivery of shares upon vesting/settlement of restricted stock and/or restricted stock units;
•the withholding of shares to satisfy a tax withholding obligation upon the vesting/settlement of restricted stock and/or restricted stock units;
•transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, transferring shares from one brokerage account to another brokerage that you control) or pursuant to a court-ordered domestic relations order, except the latter transfer is still subject to pre-clearance procedures described below;
•sales of the Company’s securities as a selling stockholder in a registered public offering, including a “synthetic secondary” offering, in accordance with applicable securities laws; and
•any other private purchase of Company Securities from the Company or sales of Company securities to the Company in accordance with applicable securities and state laws and/or approvals.
This Policy also does not apply to an Insider’s purchases of Company stock in the Employee Stock Purchase Plan (“ESPP”), if any, resulting from such Insider’s periodic contribution of money to the ESPP pursuant to a payroll deduction election made when the Insider is not aware of Material Nonpublic Information about the Company or Company securities and, if applicable, while the Window Period (as defined below) is open. However, this Policy will apply to any: (1) election to participate in the ESPP, if any, for an enrollment period; (2) increase or decrease in the Insider’s amount of periodic contributions to the ESPP, if any; and (3) sales of Company stock pursuant to the ESPP, if any. Further, transactions in mutual funds that are invested in Company securities are not transactions subject to this Policy as long as (i) the Insider does not control the investment decisions on individual stocks within the fund or portfolio and (ii) Company securities do not represent a substantial portion of the assets of the fund or portfolio.
For the avoidance of doubt, transactions pursuant to a Rule 10b5-1 Trading Plan (as defined below) are subject to certain exceptions and requirements as set forth below.

Exhibit 19.1
In addition, the Company’s Chief Legal Officer may exempt from the terms of this Policy certain “sell to cover” transactions involving a sale of shares of common stock directed by the Company in its sole discretion in order to cover the Insider’s withholding tax obligations in connection with the exercise, vesting or settlement of equity awards in accordance with the Company’s pre-existing equity incentive plans and agreements.
Insiders should consult the Office of the Chief Legal Officer if they have any questions.
B. What is “Material Nonpublic Information?”
1. Material Information
Material information generally means information that a reasonable investor would consider important in making an investment decision to buy, hold or sell securities. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances. If there are any questions or doubts, the Office of the Chief Legal Officer should be consulted, but in general, any information that could reasonably be expected to affect the Company’s or a Business Partner’s stock price should be considered material. Either positive or negative information may be material. Depending on the circumstances, examples of information that may be material include:
•unannounced earnings, revenue or similar financial information;
•technical or scientific information relating to our operations or research & development activities;
•unexpected financial results;
•unpublished financial reports or projections;
•extraordinary borrowing or liquidity problems;
•changes in control or sale of all or part of the Company’s business;
•changes in directors, senior management or auditors;
•information about current, proposed or contemplated transactions, business plans, financial restructurings, acquisition targets or significant expansions or contractions of operations;
•changes in dividend policies or the declaration of a stock split or the proposed or contemplated issuance, redemption or repurchase of securities;
•negotiations regarding an important license, distribution agreement, joint venture or collaboration agreement;

Exhibit 19.1
•material defaults under agreements or actions by creditors, clients or suppliers relating to the Company’s credit rating;
•information about major contracts;
•significant new product developments or innovations;
•gain or loss of a significant customer or supplier;
•major product recalls;
•impending financial problems;
•the interruption of production or other aspects of the Company’s business as a result of an accident, fire, natural disaster, public health emergency or breakdown of labor negotiations;
•significant actual or potential cybersecurity incidents or events or risks that affect the Company or third-party providers that support the Company’s business operations, including computer system or network compromises, viruses or other destructive software and data breach incidents that may disclose personal, business or other confidential information;
•major environmental incidents;
•institution of, or developments in, major litigation, investigations or regulatory actions or proceedings; and
•the imposition of a special trading “blackout” by the Company on transactions in Company securities or the securities of a Business Partner.
Federal and Nasdaq investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so you should always err on the side of deciding that the information is material and not trade. The mere fact that a person is aware of Material Nonpublic Information about the Company or its securities is a bar to trading. It is no excuse that such person’s reasons for trading were not based on such Material Nonpublic Information. If you have questions regarding specific transactions, please contact the Office of the Chief Legal Officer.
2. Nonpublic Information
Nonpublic information is information that is not generally known or available to the public. For purposes of this Policy, we consider information to be available to the public only when:
•it has been released to the public by the Company through appropriate channels (e.g., by means of a press release, a filing with the SEC or a widely disseminated statement from a senior officer); and

Exhibit 19.1
•enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, for purposes of this Policy, you should consider information to be nonpublic until two full trading days have lapsed following the time of public disclosure.
The fact that rumors, speculation or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate.
C. When and How to Trade Company Stock
1. Overview
Directors, officers, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such officers, “Section 16 Officers,” and together with directors, “Section 16 Persons”), and certain other employees and consultants who are so designated by the Office of the Chief Legal Officer from time to time, as well as their Family Members and their respective Controlled Entities (together, “Restricted Persons”) are for purposes of this Policy required to comply with the restrictions covered below. Even if you are not a Restricted Person, however, following the procedures listed below may assist you in complying with this Policy.
2. Window Periods
Subject to the exception related to Rule 10b5-1 Trading Plans below, Restricted Persons may only trade in the Company’s securities (including making gifts of Company securities) from the date that is two full trading days after the release of the Company’s periodic report on Form 10-Q or Form 10-K, as applicable, for the prior quarter to the end of business on the 15th of the last month of each quarter (such period, the “Window Period”). If, however, the Window Period closes on a non-trading day (i.e., a Saturday, Sunday or Nasdaq holiday), the Window Period will close at the beginning of the next full trading day. For example, if the Company discloses files its Form 10-K before the market opens on Monday, the Restricted Person may not trade until Wednesday (two full trading days after the Company’s disclosure), so long as the Restricted Person is not aware of any additional Material Nonpublic Information about the Company or its securities after such disclosure (and subject to pre-clearance requirements described below, if applicable to such Restricted Person). If, however, the Company files its Form 10-K after the market opens on Monday, the Restricted Person may not trade until Thursday (two full trading days after the Company’s disclosure), so long as the Restricted Person is not aware of any additional Material Nonpublic Information about the Company or its securities after such disclosure (and subject to pre-clearance requirements described below, if applicable to such Restricted Person). Generally, all pending purchase and sale orders regarding Company securities that could be, but have not been, executed while the Window Period is open must be cancelled before it closes. Notwithstanding the foregoing, if the Company files its annual report on Form 10-K after the end of business on March 15, the Chief Legal Officer in consultation with the Chief Financial Officer and/or the Chief Executive Officer may determine to open what would otherwise be a closed Window Period for a periof not to exceed two weeks from the date of the Form 10-K filing.

Exhibit 19.1
However, even if the Window Period is open, Restricted Persons may not trade in the Company’s securities if they are aware of Material Nonpublic Information about the Company or its securities. In addition, Restricted Persons must pre-clear all transactions in the Company’s securities even if they initiate them when the Window Period is open, as described below.
In addition, from time to time due to certain developments (such as a significant event or transaction) during which there may exist Material Nonpublic Information about the Company or a Business Partner, the Company may implement special blackout periods during which the Company may notify particular individuals (which could include individuals within and outside the Restricted Persons group) that they should not engage in any transactions involving the purchase, sale, gift or other transaction in Company securities or the securities of a Business Partner, as applicable, and that, for them, the Window Period is, therefore, closed. In such events, such individuals should not trade in the applicable company’s securities (subject to the exceptions set for in Section II.A.5 or pursuant to an approved Rule 10b5-1 Trading Plan pursuant to Section II.D) and should not disclose to others the fact that the Window Period has been closed, as the existence of a special blackout period may, itself, be deemed Material Nonpublic Information. These special blackout periods, which may vary in length, will be determined by the Office of the Chief Legal Officer and be communicated to the appropriate personnel via e-mail. Termination of a blackout period will also be communicated to the appropriate personnel via e-mail.
However, it is not the Company’s policy to impose special blackout periods every time that Material Nonpublic Information exists or every time that an Insider may be in the possession of Material Nonpublic Information about the Company or its Business Partners or their securities. Thus, the absence of a special blackout period should not be interpreted as permission to trade. In addition, if you are subject to the Company’s pre-clearance policy (described below), you must pre-clear transactions even if you initiate them while in an open Window Period.
Notwithstanding the foregoing, the restrictions summarized above do not apply to the exceptions set for in Section II.A.5 or to a prearranged Rule 10b5-1 Trading Plan, as defined and discussed below, but any such Rule 10b5-1 Trading Plan is subject to the preclearance and other restrictions set forth below and in Appendix A, “Guidelines for Rule 10b5-1 Trading Plans.”
3. Pre-clearance
Subject to the exceptions set for in Section II.A.5, the Company requires its Restricted Persons to contact the Office of the Chief Legal Officer in advance of effecting any purchase, sale, gift or other trading of Company securities and to obtain prior approval of the transaction, other than transactions made under an approved Rule 10b5-1 Trading Plan pursuant to Section II.D “Rule 10b5-1 Trading Plans” below. The pre-clearance policy applies to Restricted Persons even if they are initiating a transaction while the Window Period is open and a special blackout period is not in place. All requests must be submitted to the Office of the Chief Legal Officer (or, in the case of the Chief Legal Officer, to the Chief Financial Officer) at least two business days in advance of the proposed

Exhibit 19.1
transaction. The Office of the Chief Legal Officer will then determine whether the transaction may proceed.
If a transaction is approved under the pre-clearance policy, the transaction must be executed by the end of the second full trading day after the approval is obtained, but regardless may not be executed if the Restricted Person acquires Material Nonpublic Information concerning the Company or its securities during that time. If a transaction is not completed within the period described above, the transaction must be approved again before it may be executed.
If a proposed transaction is not approved under the pre-clearance policy, the Restricted Person may not transact in Company securities, and should not inform anyone within or outside of the Company of the restriction. For the avoidance of doubt, there should be no presumption that the Office of the Chief Legal Officer will grant any or all pre-clearance requests and there shall be no obligation to inform a Restricted Person of the reasons for any request approval or denial. Any transaction under a Rule 10b5-1 Trading Plan will not require pre-clearance at the time of the transaction but such Rule 10b5-1 Trading Plan is subject to the pre-clearance and other restrictions set forth in Section II.D below and Appendix A, “Guidelines for Rule 10b5-1 Trading Plans.”
D. Rule 10b5-1 Trading Plans
Rule 10b5-1(c) under the Exchange Act (“Rule 10b5-1”), provides an affirmative defense from insider trading liability if trades occur pursuant to a pre-arranged trading plan that meets specified conditions. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Trading Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in Company securities may occur even when the person who has entered into the plan is aware of Material Nonpublic Information about the Company or Company securities.
It is important that the Insider properly documents the details of a Rule 10b5-1 Trading Plan. In addition to complying with requirements of Rule 10b5-1, under this Policy, the adoption, amendment/ modification or termination of a Rule 10b5-1 Trading Plan must meet the requirements set forth in Appendix A, “Guidelines for Rule 10b5-1 Trading Plans,” including applicable pre-clearance procedures.
For the avoidance of doubt, transactions pursuant to pre-approved Rule 10b5-1 Trading Plans that are effected in accordance with this Policy may occur notwithstanding the other prohibitions included herein.
E. Noncompliance
Company Personnel subject to this Policy who fail to comply with this Policy will be subject to appropriate disciplinary action, up to and including termination of employment.
F. Certification

Exhibit 19.1
All Company Personnel will be required to certify their understanding of and intent to comply with this Policy periodically.
G. Post-Termination Transactions
This Policy, other than the pre-clearance provisions, will continue to apply to transactions in Company securities by an Insider after such Insider’s employment or service with the Company has terminated until such time as the Insider is no longer aware of Material Nonpublic Information about the Company or its securities (or, if applicable, Business Partners) or until that information has been publicly disclosed or is no longer material.
Questions about this Policy should be directed to the Office of the Chief Legal Officer at bczachor@piedmontlithium.com.

Exhibit 19.1

ACKNOWLEDGEMENT AND CERTIFICATION
I certify that:
1.I have read and understand the Company’s Insider Trading Policy (the “Policy”).
2.I understand that the Office of the Chief Legal Officer is available to answer any questions I have regarding the Policy.
3.I agree to comply with this Policy and certify that I will communicate with all members of my household to inform them of the obligations in this Policy that apply to them and their controlled entities.
4.I understand that violation of SEC regulations may subject me to severe civil and/or criminal penalties, and that violation of this Policy may subject me to discipline by the Company up to and including termination for cause.

_________________________ Signature	Date: ______________________
_________________________ Name (Please Print)

Exhibit 19.1
Appendix A

Guidelines for Rule 10b5-1 Trading Plans
As discussed above, Rule 10b5-1 provides an affirmative defense from insider trading liability. In order to be eligible to rely on this affirmative defense, Insiders must enter into a Rule 10b5-1 Trading Plan for transactions in Company securities that meets certain conditions specified in Rule 10b5-1, including the guidelines set forth below. Capitalized terms used in these guidelines without definition have the meaning set forth in the Policy.
These guidelines are in addition to, and not in lieu of, the requirements and conditions of Rule 10b5-1. The Office of the Chief Legal Officer will interpret and administer these guidelines for compliance with Rule 10b5-1, the Policy and the requirements below. No personal legal or financial advice is being provided by the Office of the Chief Legal Officer regarding any Rule 10b5-1 Trading Plan or proposed trades. Insiders remain ultimately responsible for ensuring that their Rule 10b5-1 Trading Plans and contemplated transactions fully comply with applicable securities laws. It is recommended that Insiders consult with their own attorneys, brokers, or other advisors about any contemplated Rule 10b5-1 Trading Plan. Note that for any Section 16 Person, the Company is required to disclose the material terms of his or her Rule 10b5-1 Trading Plan (and may be required to disclose the material terms of Rule 10b5-1 Trading Plans of Family Members and Controlled Entities of such persons), other than with respect to price, in its periodic report for the quarter in which the Rule 10b5-1 Trading Plan is adopted or terminated or modified (as described below).
1Pre-Clearance Requirement. The Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the Office of the Chief Legal Officer (or, in the case of the Chief Legal Officer, by the Chief Financial Officer) at least two business days prior to the entry into the plan in accordance with the procedures set forth in the Policy and these guidelines. The Company may require that Insiders use a standardized form of Rule 10b5-1 Trading Plan.
2Time of Adoption. Subject to pre-clearance requirements described above, the Rule 10b5-1 Trading Plan must be adopted at a time:
•when the Insider is not aware of any Material Nonpublic Information about the Company or Company securities; and
•the Window Period is open, if applicable.
3Plan Instructions. Any Rule 10b5-1 Trading Plan adopted by any Insider must be in writing, signed and either:
•specify the amount, price and date of the sales (or purchases) of Company securities to be effected;

Exhibit 19.1
•provide a formula, algorithm or computer program for determining when to sell (or purchase) the Company’s securities, the quantity to sell (or purchase) and the price; or
•delegate decision-making authority with regard to these transactions to a broker or other agent without any Material Nonpublic Information about the Company or its securities.
For the avoidance of doubt, Insiders may not subsequently influence how, when or whether to effect purchases or sales with respect to the securities subject to an approved and adopted Rule 10b5-1 Trading Plan.
4No Hedging. Insiders may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Rule 10b5-1 Trading Plan and must agree not to enter into any such transaction while the Rule 10b5-1 Trading Plan is in effect.
5Good Faith Requirements. Insiders must enter into the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 and Rule 10b-5 under the Exchange Act. Insiders must act in good faith with respect to the Rule 10b5-1 Trading Plan for the entirety of its duration.
6Certifications for Section 16 Persons. Section 16 Persons and their Family Members and Controlled Entities that enter into Rule 10b5-1 Trading Plans must certify that they are: (1) not aware of any Material Nonpublic Information about the Company or the Company securities; and (2) adopting the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 and Rule 10b-5 under the Exchange Act.
7Cooling Off Periods. The first trade under the Rule 10b5-1 Trading Plan may not occur until the expiration of a cooling-off period as follows:
•for Section 16 Persons (as well as their Family Members and Controlled Entities), the later of (1) two business days following the filing of the Company’s Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Trading Plan was adopted and (2) 90 calendar days after adoption of the Rule 10b5-1 Trading Plan; provided, however, that the required cooling-off period shall in no event exceed 120 days.
•for other Insiders, 30 days after adoption of the Rule 10b5-1 Trading Plan.
1No Overlapping Rule 10b5-1 Trading Plans. An Insider may not enter into overlapping Rule 10b5-1 Trading Plans (subject to certain exceptions). Please consult the Office of the Chief Legal Officer with any questions regarding overlapping Rule 10b5-1 Trading Plans.
2Single Transaction Plans. An Insider may not enter into more than one Rule 10b5-1 Trading Plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction during any rolling 12-month period (subject to certain exceptions). A single-

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transaction plan is “designed to effect” the purchase or sale of securities as a single transaction when the terms of the plan would, for practical purposes, directly or indirectly require execution in a single transaction.
3Modifications and Terminations. Modifications/amendments and terminations of an existing Rule 10b5-1 Trading Plan are strongly discouraged due to legal risks and can affect the validity of trades that have taken place under the plan prior to such modification/amendment or termination. Under Rule 10b5-1 and these guidelines, any modification/amendment to the amount, price, or timing of the purchase or sale of the securities underlying the Rule 10b5-1 Trading Plan (a “Material Modification”) will be deemed to be a termination of the current Rule 10b5-1 Trading Plan and creation of a new Rule 10b5-1 Trading Plan. If an Insider is considering administerial changes to a Rule 10b5-1 Trading Plan, such as changing the account information, the Insider should consult with the Office of the Chief Legal Officer in advance to confirm that any such change does not constitute an effective termination of the plan.
As such, the modification/amendment of an existing Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the Office of the Chief Legal Officer in accordance with pre-clearance procedures set forth in the Policy and these guidelines, and any Material Modification will be subject to all the other requirements set forth in these guidelines regarding the adoption of a new Rule 10b5-1 Trading Plan.
The termination (other than through an amendment or modification) of an existing Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the Office of the Chief Legal Officer in accordance with pre-clearance procedures set forth in the Policy and these guidelines. Except in limited circumstances, the Office of the Chief Legal Officer will not approve the termination of a Rule 10b5-1 Trading Plan unless:
•the Insider is not aware of any Material Nonpublic Information about the Company or Company securities; and
•the Window Period is open, if applicable.